Exhibit 99.1

January 28, 2009

Dear Shareholder,

We are pleased to report that we recorded our second consecutive quarterly profit for BankGreenville Financial Corporation and its subsidiary, BankGreenville, for the quarter ended December 31, 2008.

For the quarter ended December 31, 2008, our net profit was $19,863, compared to a net loss of $39,683 for the fourth quarter of 2007. Net loss for the year ended December 31, 2008 was $60,863, or $0.05 per diluted share, compared to a net loss of $494,350, or $0.42 per diluted share, for 2007.

Total assets were $82.6 million at December 31, 2008, an increase of $24 million, or 41%, over total assets of $58.6 million at December 31, 2007.  Gross loans were $54.7 million, compared to $36.2 million at December 31, 2007, for an increase of $18.5 million or 51%.

Deposits totaled $57.7 million at December 31, 2008, compared to $44.1 million at December 31, 2007, for an increase of $13.6 million, or 31%.  In the first half of 2008, we took advantage of lower-cost Federal Home Loan Bank advances to fund our asset growth and increased these advances to $14.5 million at December 31, 2008 compared to $2.4 million at December 31, 2007.

We had no loan charge-offs in 2008, and maintained our allowance for loan losses at 1.21% of gross loans at December 31, 2008.  We are seeing some impact from the recession in our loan portfolio, with non-performing loans totaling $1.3 million at December 31, 2008, representing 1.57% of total assets. At this time, we do not expect any significant losses on these loans due to associated collateral values.

BankGreenville’s capital ratios remain strong and exceed the FDIC’s regulatory guidelines for a well-capitalized institution. Our goals for 2009 are to continue with the fundamentals of our original business plan of prudent growth while maintaining a strong capital position and minimizing credit risk.

Our financial performance and that of the entire banking industry have been impacted by the significant margin compression resulting from the Federal Reserve Board’s decision to decrease the discount rate by 4% in 2008.   We expect 2009 to present challenges with low net interest margins and a recessionary economic environment. However, we are glad to be operating in the Greenville market, which has not been as adversely impacted as many other areas in our nation. BankGreenville remains committed to its Greenville-focused community banking model and will continue to provide high-quality service to our clients and shareholders.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

Statements contained in this document, which are not historical facts, are forward-looking statements. Such forward-looking statements are estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties. Certain factors which could cause our actual results to differ materially from those anticipated in our forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. Such factors include, but are not limited to, a downturn in the economy or real estate markets, greater than expected non-interest expenses or loan losses, and volatile credit and financial markets. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.